SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 06/30/2003
FILE NUMBER 811-1540
SERIES NO.: 3


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                  576,976
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                  501,426
              Class C Shares                   54,762
              Class R Shares                       62
              Institutional Shares                265

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $  8.28
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                $  7.76
              Class C Shares                $  7.76
              Class R Shares                $  8.26
              Institutional Shares          $  8.34